UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2006

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33023	86-0982792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-6690

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2006, Duska Therapeutics, Inc. (the “Company”) and Wayne Lorgus entered into an employment agreement (the “Employment Agreement”), whereby Mr. Lorgus agreed to serve as Chief Financial Officer of the Company, effective April 1, 2006.

The Employment Agreement is filed as Exhibit 10.1 hereto and its terms and conditions are incorporated by reference as if fully set forth herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Marie Sciocchetti announced on March 15, 2006 that she is resigning from her positions as Secretary and Vice President of Operations of the Company, effective April 14, 2006.

On March 24, 2006, the Board of Directors (the “Board”) of the Company appointed Wayne Lorgus as the Company’s Chief Financial Officer, effective April 1, 2006. Mr. Lorgus has been a partner with B2BCFO/CIO, LLP in West Chester, Pennsylvania. From 2003 to 2005, Mr. Lorgus served as Chief Financial Officer to Prestige International, a call center outsourcing company based in New York, New York. Between 2001 and 2003, he was employed as Controller and Chief Accounting Officer of Andin International, a manufacturing company based in New York, New York. In 2001, he served as Chief Financial Officer for AvidLearn, an online training and continuing education company based in Cherry Hill, New Jersey. Mr. Lorgus is a Major with the U.S. Air Force Auxiliary Wing. He has previously served as Director and President of the West Chester Area School Board and as a Board Member of the West Chester Area Municipal Authority. Mr. Lorgus received his Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the College of William and Mary in Virginia. He is a licensed Certified Public Accountant in New York and Pennsylvania. A copy of Mr. Lorgus’ employment agreement with the Company is filed as Exhibit 10.1 hereto and its terms and conditions are incorporated by reference as if fully set forth herein.

A copy of the press release announcing Mr. Lorgus’ employment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Duska Therapeutics, Inc. and Wayne Lorgus dated March 29, 2006

99.1	Press Release, dated March 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D.
President

Dated: March 30, 2006